Exhibit 99.1

	Contact: Trans World Entertainment Edwin Sapienza Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle Albany, NY 12203
www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER RESULTS

Albany, NY, May 28, 2019-- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its first quarter ended May 4, 2019.

“The fye segment delivered flat comparable store sales driven by a 7.3% increase in our lifestyle categories. Our customers continue to respond positively to our exclusive, unique and engaging merchandise,” commented Mike Feurer, Company CEO. “In the etailz segment, we saw the benefits of the performance improvement initiatives implemented in the Fourth Quarter of 2018, highlighted by improved gross margins, lower SG&A expenses and improved supply chain efficiency. As a result of these initiatives and disciplined inventory management in the fye segment, we were able to reduce cash used in operations by over $10 million for the first quarter as compared to the first quarter of last year,” concluded Mr. Feurer.

First Quarter Overview - Consolidated

•	Total revenue decreased 17.0% to $80.2 million compared to $96.6 million in the first quarter of fiscal 2018.
•	Net loss was $7.8 million, or $0.21 per diluted share, for the 13 weeks ended May 4, 2019, compared to a net loss of $8.1 million, or $0.22 per diluted share, for the same period last year.
•	Loss from operations was $7.6 million compared to a loss from operations of $8.2 million for the first quarter of fiscal 2018.
•	Adjusted EBITDA (a non-GAAP measure) was a loss of $6.6 million compared to a loss of $4.8 million for the first quarter of fiscal 2018 (see note 1).
•	Cash and cash equivalents as of May 4, 2019 was $3.8 million, compared to $14.5 million as of May 5, 2018.
•	Inventory was $88.5 million as of May 4, 2019 as compared to $110.7 million as of May 5, 2018.

•	Cash used in operations during the first quarter of fiscal 2019 was $6.2 million compared to $16.6 million for the same period last year.

Segment Highlights

(amounts in thousands)	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Total Revenue
fye	$ 45,018	$ 54,063
etailz	35,132	42,540
Total Company	$ 80,150	$ 96,603

Gross Profit
fye	$ 17,502	$ 22,271
etailz	7,888	9,417
Total Company	$ 25,390	$ 31,688

SG&A Expenses
fye	$ 23,030	$ 26,489
etailz	8,955	10,003
Total Company	$ 31,985	$ 36,492
Loss From Operations
fye	$ (6,100)	$ (5,372)
etailz	(1,541)	(2,786)
Total Company	$ (7,641)	$ (8,158)

Reconciliation of etailz Loss From Operations to etailz Adjusted Loss From Operations
etailz loss from operations	$ (1,541)	$ (2,786)
Acquisition related amortization expense	286	972
Acquisition related compensation expenses	66	1,121
etailz Adjusted Loss From Operations	$ (1,189)	$ (693)

First Quarter Overview - etailz

•	Revenue for the first quarter was $35.1 million, compared to $42.5 million for the same period last year. The decline in revenue was due to the vendor rationalization and remediation initiative. Rationalization and remediation activities included terminating unprofitable vendors and improving vendor relationships through negotiations focused on improvements to gross margins and supply chain efficiencies.
•	Gross profit for the first quarter was $7.9 million, or 22.5% of revenue, as compared to $9.4 million, or 22.1% of revenue, for the same period last year.
•	Selling, general, and administrative “SG&A” expenses for the first quarter were $9.0 million, or 25.5% of revenue, compared to $10.0 million, or 23.5% of revenue, for the same period last year. The decline in SG&A expenses was due to expense reduction initiatives implemented in the fourth quarter.

•         etailz loss from operations was $1.5 million for the first quarter versus a loss of $2.8 million for the same period last year.

•         etailz adjusted loss from operations (a non-GAAP measure) was $1.2 million for the first quarter of fiscal 2019 compared to a loss of $0.7 million for the first quarter of fiscal 2018 (see note 1).

First Quarter Overview - fye

•	Total revenue declined 16.7% for the fye segment. Comparable store sales were flat compared to the same quarter last year, as a comparable store sales increase of 7.3% in the lifestyle category offset declines in the media categories. The lifestyle and electronics categories represented 53.9% of revenue for the first quarter as compared to 49.5% for the same period last year.
•	Gross profit for the first quarter was $17.5 million, or 38.9% of revenue, compared to $22.3 million, or 41.2% of revenue, for the same period last year. Gross margin improved throughout the quarter as we refreshed our trend merchandise following the holiday season.
•	SG&A expenses decreased $3.5 million, or 13.1%, for the first quarter to $23.0 million, or 51.2% of revenue, compared to $26.5 million, or 49.0% of revenue, for the same period last year. The decline in SG&A expenses was due to fewer stores in operation and other expense saving initiatives implemented in the Fourth Quarter of 2018. The increase in SG&A as a percentage of revenue was due to an increase in healthcare costs and outside consulting fees.
•	The fye segment recorded an operating loss of $6.1 million for the first quarter, compared to an operating loss of $5.4 million for same period last year.
•	fye segment inventory was $60 per square foot, the same level as the prior year.

Trans World will host a teleconference call Thursday, May 30, 2019, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company's corporate website, www.twec.com.

TRANS WORLD ENTERTAINMENT CORPORATION
Condensed Consolidated Financial Results

CONSOLIDATED STATEMENTS OF OPERATIONS:
(in thousands, except per share data)

	Thirteen Weeks Ended
	May 4,	% to	May 5,	% to
	2019	Revenue	2018	Revenue

Net sales	$79,289		$95,232
Other revenue	861		1,371
Total revenue	$80,150		$96,603

Cost of sales	54,760	68.3%	64,915	67.2%
Gross profit	25,390	31.7%	31,688	32.8%

Selling, general and
administrative expenses	31,985	39.9%	36,492	37.8%
Acquisition related compensation expense	66	0.1%	1,121	1.2%
Depreciation and amortization expenses	980	1.3%	2,233	2.4%
Loss from operations	(7,641)	-9.5%	(8,158)	-8.4%

Interest expense	132	0.2%	64	0.1%
Other income	(43)	-0.1%	(79)	-0.1%

Loss before income taxes	(7,730)	-9.6%	(8,143)	-8.4%
Income tax expense	72	0.1%	4	0.0%

Net loss	$(7,802)	-9.7%	$(8,147)	-8.4%

Basic and diluted loss per common share	$(0.21)		$(0.22)

Weighted average number of
common shares outstanding - basic and diluted	36,322		36,237

SELECTED BALANCE SHEET/CASH FLOWS CAPTIONS:	May 4,		May 5,
(in thousands, except store data)	2019		2018

Cash and cash equivalents	$3,822		$14,509
Merchandise inventory	88,487		110,677
Fixed assets (net)	7,673		13,138
Accounts payable	28,925		36,894
Borrowings under line of credit	3,072		—
Cash used in operations	6,182		16,621
Stores in operation, end of period	206		253

Notes:

1.                  Reconciliation of net loss to adjusted EBITDA:

Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax expense; (ii) other income; (iii) interest expense; (iv) depreciation expense; (v) acquisition related amortization expense; and (vi) acquisition related compensation expense, which includes retention bonuses and restricted stock. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

(amounts in thousands)
	Thirteen Weeks Ended
	May 4,	May 5,
	2019	2018

Net loss	$(7,802)	$(8,147)
Income tax expense	72	4
Other income	(43)	(79)
Interest expense	132	64
Loss from Operations	(7,641)	(8,158)
Depreciation expense	694	1,261
Acquisition related amortization expense	286	972
Acquisition related compensation expense	66	1,121
Adjusted EBITDA	$(6,595)	$(4,804)

The Company believes that etailz adjusted loss from operations, per the segment disclosure, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

Trans World Entertainment is a leading multi-channel retailer, blending a 40-year history of entertainment retail experience with digital marketplace expertise. Our brands seamlessly connect customers with the most comprehensive selection of music, movies, and pop culture products on the channel of their choice. For over 40 years, the Company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name fye, for your entertainment, and on the web at www.fye.com  and www.secondspin.com. In October 2016, the Company acquired etailz, Inc., a leading digital marketplace expert retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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